Exhibit 15.3

Commissioners:

We have read the statements made by China Techfaith Communication Technology Limited, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Amendment No. 1 to the annual report of China Techfaith Communication Technology Limited dated December 30, 2016. We agree with the statements concerning our firm in such amendment to Form 20-F.

Very truly yours,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

December 30, 2016